                                                      RULE NO. 424(b)2
                                                      REGISTRATION NO. 333-11497

         Prospectus Supplement to Prospectus dated September 6, 1996.

                                 $300,000,000

                          LOGO CAMPBELL SOUP COMPANY

                        4.75% NOTES DUE OCTOBER 1, 2003

                               ---------------

  Campbell Soup Company will pay interest on the Notes on April 1 and October 1 of each year. The first such payment will be made on April 1, 1999. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

  Campbell Soup Company has the option to redeem all or a portion of the Notes at any time at a price based on the present value on the redemption date, using a discount rate based on a U.S. Treasury security having a remaining life to maturity comparable to the Notes, of the then remaining scheduled payments of principal and interest on the Notes to be redeemed, plus accrued interest. The redemption price will in no event be less than 100% of the principal amount of the Notes to be redeemed.

                               ---------------

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

                                                          PER NOTE    TOTAL
                                                          -------- ------------
Initial public offering price............................  99.887% $299,661,000
Underwriting discount....................................   0.600% $  1,800,000
Proceeds, before expenses, to Campbell Soup Company......  99.287% $297,861,000

  The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from October 6,1998 and must be paid by the purchaser if the Notes are delivered after October 6, 1998.

                               ---------------

  The underwriters are severally underwriting the Notes being offered. The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on October 6, 1998.

GOLDMAN, SACHS & CO.
             CHASE SECURITIES INC.
                             J.P. MORGAN & CO.
                                         SALOMON SMITH BARNEY
                                                        WARBURG DILLON READ LLC

                               ---------------

                 Prospectus Supplement dated October 1, 1998.

                              RECENT DEVELOPMENTS

  On September 3, 1998, Campbell Soup Company reported its net sales and net earnings for its fiscal year ended August 2, 1998. Fiscal 1998 sales were $6.7 billion, a 1% increase from fiscal 1997 (up 7% before the impact of divestitures and currency). Earnings from continuing operations for fiscal 1998, excluding a third quarter restructuring charge of $193 million, were $882 million, a 12% increase from fiscal 1997. Net earnings for fiscal 1998, including discontinued operations and special charges, were $660 million, as compared to $713 million for fiscal 1997. Earnings per share from continuing operations for fiscal 1998 were $1.90, excluding the third quarter restructuring charge and a one-time gain of $.02, an increase of 16% from fiscal 1997.

  Soup and Sauces segment sales for fiscal 1998 increased 6% from fiscal 1997 to $4.43 billion and operating earnings, excluding restructuring, increased 10% from fiscal 1997 to $1.24 billion. Increased sales in international markets including Canada, Japan, Australia, France and Germany contributed to the increase in wet soup sales. In the U.S., Swanson broths, Chunky soup and V8 Splash, a vegetable fruit blend drink, showed increased volume and sales. Sales in the Biscuits and Confectionary segment were $1.52 billion for fiscal 1998, down 2% (up 5% before the impact of currency) from fiscal 1997. Operating earnings, excluding restructuring, were $231 million for fiscal 1998, a 12% increase (up 18% before the impact of currency) compared to fiscal 1997. Specifically, Pepperidge Farm and Arnotts reported increased sales and Godiva Chocolatier continued its expansion with new stores in North America and distribution points in Japan. Sales in the Foodservice segment were $455 million, a 4% increase from fiscal 1997; and operating earnings, excluding restructuring, were $58 million, a 2% decrease from the prior year.

  During fiscal 1998, Campbell Soup Company completed the spin-off of Vlasic Foods International Inc. and divested certain other European and Australian businesses. The Company also acquired Liebig, the leading wet soup brand in France, and the remaining 30% of Arnotts, Australia's leading biscuit company. Campbell Soup Company announced its decision to sell Fresh Start Bakeries, a global provider of bakery products to the foodservice channel.

                                USE OF PROCEEDS

  Campbell Soup Company intends to use the net proceeds from the sale of the Notes for repayment of commercial paper borrowings and for other general corporate purposes. At October 1, 1998, the weighted average annual interest rate of Campbell Soup Company's commercial paper borrowings was approximately 5.5% and the longest maturity of such borrowings was approximately eleven months.

                            AGGREGATE INDEBTEDNESS

  At August 2, 1998, the end of its most recent fiscal year, Campbell Soup Company had aggregate short-term indebtedness of approximately $1.40 billion and aggregate long-term indebtedness of approximately $1.17 billion. All such indebtedness ranks on a parity in right of payment with the Notes.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth Campbell Soup Company's consolidated ratio of earnings to fixed charges for the periods shown:

                                FISCAL YEAR ENDED
      -----------------------------------------------------------------------------------------------
      8/2/98           8/3/97                 7/28/96                 7/30/95                 7/31/94
      ------           ------                 -------                 -------                 -------
       6.0              6.1                     8.0                     7.9                    10.0

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include earnings from continuing operations before equity in earnings of affiliates and minority interests and taxes on earnings and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. In fiscal years 1998 and 1997, Campbell Soup Company recorded divestiture and restructuring charges of $262 million and $204 million, respectively. Excluding the effect of such charges, the ratio of earnings to fixed charges in each of the fiscal years 1998 and 1997 would have been 7.2.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The Notes will be unsecured general obligations of Campbell Soup Company, will be issued under an indenture dated as of October 15, 1996 between Campbell Soup Company and Bankers Trust Company, as Trustee (the "Trustee"), will be limited to $300 million principal amount, will be issued in book-entry form only, and will mature on October 1, 2003.

  The Notes will bear interest from October 6, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 4.75% per annum, payable semi-annually on April 1 and October 1, commencing on April 1, 1999, to the persons in whose names the Notes are registered at the close of business on the preceding March 15 and September 15, respectively.

OPTIONAL REDEMPTION

  The Notes will be redeemable, in whole or in part, at the option of Campbell Soup Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

  "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with Campbell Soup Company. "Reference Treasury Dealer" means (i) Goldman, Sachs & Co. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Campbell Soup Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with Campbell Soup Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

  Unless Campbell Soup Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

  The Notes will not be entitled to any sinking fund.

DEFEASANCE

  The Notes are subject to defeasance under the conditions described in the accompanying Prospectus and the Indenture.

BOOK-ENTRY SYSTEM

  Upon issuance, the Notes will be represented by one or more global securities (the "Global Securities") which will be deposited with, or on behalf of, the Depositary located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary.

  Upon the issuance of the Global Securities, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Global Securities to the accounts designated by the underwriters. Ownership of beneficial interests in the Global Securities will be limited to participants and to persons that may hold interests through institutions that have accounts with the Depositary participants. Ownership interests in the Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee (with respect to a participant's interest) for such Global Securities and records maintained by participants (with respect to interests of persons other than participants).

  Payment of principal of and any premium and interest on the Notes represented by the Global Securities will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture. Neither Campbell Soup Company nor the Trustee, nor any agent of Campbell Soup Company or the Trustee, will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in the Global Securities representing any Notes or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

  Campbell Soup Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on the Global Securities, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Securities as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

  The Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary. The Global Securities representing the Notes are exchangeable only if (i) the Depositary or its nominee notifies Campbell Soup Company that it is unwilling or unable to continue as Depositary for such Global Securities, (ii) the Depositary ceases to be qualified as required by the Indenture, (iii) Campbell Soup Company instructs the Trustee in accordance with the Indenture that such Book-Entry Notes shall be so registrable and exchangeable or (iv) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the Notes. Any Global Securities that are exchangeable pursuant to the preceding sentence shall be exchangeable for certificated Notes issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary holding such Global Securities shall direct. Subject to the foregoing, the Global Securities are not exchangeable, except for Global Securities of like denomination to be registered in the name of the Depositary or its nominee. If the Notes were subsequently issued in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the Trustee, which, at the date of this Prospectus Supplement, is Corporate Trust and Agency Group, Bankers Trust Company, 4 Albany Street, New York, New York 10006, or at any other office or agency maintained by Campbell Soup Company for such purpose.

  So long as the Depositary for the Global Securities, or its nominee, is the registered holder and owner of such Global Securities, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Securities for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Except as provided above, owners of beneficial interests in the Global Securities will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in the Global Securities must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. Campbell Soup Company understands that under existing industry practices, in the event that Campbell Soup Company requests any action of Holders or that an owner of a beneficial interest in such Global Securities desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

  The Depositary has advised Campbell Soup Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

                                 UNDERWRITING

  Campbell Soup Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

                                                               PRINCIPAL AMOUNT
      UNDERWRITERS                                                 OF NOTES
      ------------                                             ----------------
      Goldman, Sachs & Co.....................................     $150,000,000
      Chase Securities Inc....................................       37,500,000
      J.P. Morgan Securities Inc..............................       37,500,000
      Salomon Smith Barney Inc................................       37,500,000
      Warburg Dillon Read LLC.................................       37,500,000
                                                               ----------------
        Total.................................................     $300,000,000
                                                               ================

  Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .35% of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .25% of the principal amount of the Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

  The Notes are a new issue of securities with no established trading market. Campbell Soup Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

  The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

  These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Campbell Soup Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $100,000.

  Campbell Soup Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  In the ordinary course of business, affiliates of the Underwriters have engaged in and may in the future engage in commercial banking and/or investment banking transactions with Campbell Soup Company.

                                LEGAL OPINIONS

  The validity of the Notes will be passed upon for Campbell Soup Company by Martin J. Levitas, Vice President-Law of Campbell Soup Company and for the Underwriters by White & Case LLP. Mr. Levitas owns beneficially approximately 6,423 shares of Campbell Soup Company's stock. He holds options to purchase 80,294 additional shares of Campbell Soup Company's stock that were granted to him pursuant to Campbell Soup Company's long-term incentive plans.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended August 3, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
----------

                          LOGO CAMPBELL SOUP COMPANY

                                Debt Securities

                                --------------

Campbell Soup Company (the "Company") may offer, from time to time, debt secu-rities consisting of debentures, notes and/or other unsecured evidence of indebtedness (the "Debt Securities") at an aggregate initial offering price not to exceed $1,000,000,000, or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of the offering, on terms to be determined by the Company at the time of sale. When a particular series of Debt Securities is offered (the "Offered Debt Securities"), a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth the terms of such Offered Debt Securities, including, if applicable, the specific designation, aggregate principal amount, denominations, currency, purchase price, maturity, rate (which may be fixed or variable) and time of payment of interest, redemption terms and any listing on a securities exchange of the Offered Debt Securities.

The Debt Securities of a series may be issued in registered or bearer form or both. In addition, all or a portion of the Debt Securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities ("Book-Entry Securities"). Debt Securities in bearer form will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. The Prospectus Supplement will specify whether the Offered Debt Securities will be issued in registered, bearer, global and/or Book-Entry form.

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

The Offered Debt Securities may be sold directly, through agents designated from time to time or through underwriters or dealers, which may be a group of underwriters represented by one or more firms, or through a combination of such methods. See "Plan of Distribution." If any agents of the Company or any underwriters or dealers are involved in the sale of the Offered Debt Securi-ties, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 6, 1996

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected without charge at the public reference facilities maintained by the Commission at Room 2120, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York. New York 10048; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Branch of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information at http://www.sec.gov. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's common stock is listed.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily com-plete, and, in each instance, reference is made to such document filed as a part of the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorpo-rated in and made a part of this Prospectus by reference:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended July 30, 1995, which incorporates by reference certain portions of the Company's 1995 Annual Report to Shareowners.

  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended October 29, 1995, January 28, 1996 and April 28, 1996, respectively.

  3.  The Company's Current Report on Form 8-K dated September 3, 1996.

  4.  The Company's Current Report on Form 8-K dated September 5, 1996.

All documents filed by the Company with the Commission pursuant to Section 13
(a), 13 (c), 14 or 15 (d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Pro-spectus to the extent that a statement contained (i) in any subsequently filed document deemed to be incorporated herein or (ii) in the accompanying Pro-spectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the Reg-istration Statement or this Prospectus, except as so modified or superseded.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by refer-ence into the documents incorporated into this Prospectus). Requests for such copies should be directed to the Corporate Secretary, Campbell Soup Company, Campbell Place, Camden, New Jersey 08103-1799 (telephone: (609) 342-6122).

                                  THE COMPANY

The Company is a leading global manufacturer and marketer of high quality, branded convenience food products. The Company is a New Jersey corporation organized on November 23, 1922; however, through predecessor organizations, its beginnings in the food business can be traced back to 1869. The principal exec-utive offices of the Company are at Campbell Place, Camden, New Jersey 08103-1799.

The Company markets its products in the United States under the brand names:
Campbell's, Pepperidge Farm, Godiva, Vlasic, Swanson, Pace, V8, Franco-Ameri-can, Prego, SpaghettiOs, Marie's, Open Pit, Healthy Request, Home Cookin', Cre-ative Chef, Goldfish, Hungry-Man, Mac & More, Lunch and More, Great Starts, and others. Significant trademarks used extensively outside the United States include: Delacre, Arnott's, Swift, Habitant, Lacroix, Fray Bentos, Homepride, Kohi, Target, Plate, Ace, La Patrona, Rowats, SONA, Royal Mail, Tubble Gum, Roll up, Beeck, Kattus, Probare, Devos-Lemmens, Imperial, Lutti, Leo, Kimball, Cheong Chan and others.

The products sold by the Company under these brands include heat processed foods such as soups, juices, gravies, pasta, meat and vegetables; frozen foods such as dinners, breakfasts, entrees, garlic breads and rolls, sandwiches, meat pies, pastries and cakes; pickles, peppers and relishes; fresh bread and rolls; croutons and stuffing; cookies, crackers and snacks; dry soups; refrigerated foods such as salads, antipasto, salad dressings, dips, sauces, desserts and entrees; vinegar, vegetable oils, mayonnaise and mustard; dessert mixes; sauces, including salsa, picante, pasta and barbecue; nuts; pates; chocolates and other confectionary items; bubble gum; fish; poultry; and fresh mushrooms.

                                USE OF PROCEEDS

Except as may be set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sales of the Debt Securities to repay short-term debt, including short-term debt borrowed to fund purchases of common stock of the Company under the Company's stock repurchase program, to reduce or retire from time to time other indebtedness, and for other general corporate purposes including use of funds for possible acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown:

 -------------------------------------------------------------------------------------------------
   NINE
  MONTHS
   ENDED                            FISCAL YEAR ENDED
  -------       ----------------------------------------------------------------------------------
  4/28/96       7/30/95           7/31/94           8/1/93           8/2/92           7/28/91
    8.7           8.4              10.4              5.3              6.4               5.1

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include earnings before equity in earnings of affiliates and minority interests and taxes on earnings and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. In the fiscal year ended 1993, the Company recorded a divestiture and restructuring charge of $353.0 million. Excluding the effect of such charge, the ratio of earnings to fixed charges for the fiscal year ended 1993 would have been 8.3.

                         DESCRIPTION OF DEBT SECURITIES

Unless otherwise indicated in an accompanying Prospectus Supplement, the Debt Securities will be issued under an Indenture (the "Indenture"), between the Company and Bankers Trust Company, as Trustee, the form of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part. The following summary of certain general provisions of the Indenture and the Debt Securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provi-sions may apply to the Offered Debt Securities will be described in the Pro-spectus Supplement relating to such Offered Debt Securities. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Indenture.

GENERAL

The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time. The Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate per annum, if any, at which the Offered Debt Securities will bear interest; (v) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to Offered Debt Securities in registered form, the regular record dates for such interest payment dates; (vi) any optional or mandatory sinking fund provisions; (vii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions; (viii) the denominations in which any Offered Debt Securities of the series which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any Offered Debt Securities of the series which are Bearer Securities will be issuable if other than denominations of $5,000; (ix) if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities of the series which will be payable upon declaration of acceleration of maturity thereof or provable in bankruptcy;
(x) any Events of Default with respect to the Offered Debt Securities of the series, if not set forth in the Indenture; (xi) the currency or currencies, including composite currencies, in which payment of the principal of (and pre-mium, if any) and interest, if any, on the Offered Debt Securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for pay-ment of public or private debts; (xii) if the principal of (and premium, if any), or interest, if any, on the Offered Debt Securities of the series is to be payable, at the election of the Company or any Holder thereof, in a coin or currency other than that in which the Offered Debt Securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (xiii) if such Offered Debt Securities are to be denominated in a currency or currencies, including com-posite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America; (xiv) if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the Offered Debt Securities of the series may be deter-mined with reference to an index, formula or other method, the manner in which such amounts will be determined; (xv) whether the Offered Debt Securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any Offered Debt Securities issuable in bearer form and whether, and, if so, the terms upon which, any Offered Debt Securities in bearer form will be exchangeable for Offered Debt Securities in registered form; (xvi) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the method of transferring beneficial interest in such Global Security or Global Securi-ties; (xvii) whether the Debt Securities of any series shall be issued upon original issuance in whole or in part in the form of one or more Book-Entry Securities; (xviii) the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and certain conditions thereto;
(xix) with respect to the Offered Debt Securities of the series, any deletions from, modifications of or additions to the Events of Default or any covenants, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture; and (xx) any U.S. Federal income tax consequences applicable to the Offered Debt Securities.

Debt Securities of a series may be issued in registered form ("Registered Secu-rities") or bearer form ("Bearer Securities") or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities ("Global Securities") and may be issued as Book-Entry Securi-ties that will be deposited with, or on behalf of, The Depository Trust Com-pany, or another depository (the "Depository") named by the Company and identi-fied in a Prospectus Supplement with respect to such series. The Prospectus Supplement will specify whether the Offered Debt Securities will be registered, bearer, global and/or Book-Entry form.

So long as the Depository for a Global Security or its nominee is the regis-tered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes. Except in certain circum-stances, owners of beneficial interests in a Global Security will not be enti-tled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or holders thereof.

Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof.

At the option of the Holder and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities or, in the case of global Bearer Securities, Registered Securities or Bearer Securities of the same series (with the same interest rate and maturity date). Bearer Securities sur-rendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the Reg-istered Security issued in exchange for such Bearer Security, but will be pay-able only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Registered Securities of any series will be exchange-able into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different autho-rized denominations. Registered Securities may not be exchanged for Bearer Securities.

A Book-Entry Security may not be registered for transfer or exchange (other than as a whole by the Depository to a nominee or by such nominee to such Depository) unless (i) the Depository or such nominee notifies the Company that it is unwilling or unable to continue as Depository, (ii) the Depository ceases to be qualified as required by the Indenture, (iii) the Company instructs the Trustee in accordance with the Indenture that such Book-Entry Securities shall be so registrable and exchangeable, (iv) there shall have occurred and be con-tinuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the Debt Securities evidenced by such Book-Entry Securities or (v) there shall exist such other circumstances, if any, as may be specified in the applicable Prospectus Supplement. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Unless otherwise indicated in the Prospectus Supplement relating thereto, prin-cipal (and premium, if any) will be payable and Registered Securities will be transferable at the corporate trust office of the Trustee or such other paying agent as the Company may appoint from time to time, as specified in the appli-cable Prospectus Supplement. Unless other arrangements are made, interest, if any, will be paid by checks mailed to the Holders of Registered Securities at their registered addresses. Payment with respect to Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. To the extent set forth in the Prospectus Supple-ment relating thereto, any Bearer Securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as the Company may appoint from time to time.

One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

Under the Indenture, the Company will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued.

CERTAIN COVENANTS

Restriction on Secured Debt
If the Company or any Restricted Subsidiary shall incur or guarantee any evi-dence of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of the Offered Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 10% of Consolidated Net Assets.

The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages in favor of the Company or a Restricted Subsidiary, (c) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisi-tion thereof (including acquisition through merger or consolidation) and pur-chase money and construction Mortgages which are entered into within specified time limits, (e) Mortgages securing industrial revenue or pollution control bonds, (f) mechanics and similar liens arising in the ordinary course of busi-ness in respect of obligations not due or being contested in good faith, (g) Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of busi-ness or exercise of any privilege, franchise or license, (h) Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith, (i) Mortgages (including judgment liens) arising from legal proceedings being contested in good faith and (j) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

Restriction on Sales and Leasebacks
Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above) would not exceed 10% of Consolidated Net Assets.

This restriction will not apply to, and there shall be excluded from Attribut-able Debt in any computation under such restriction, any sale and leaseback transaction if (a) the lease is for a period, including renewal rights, of not in excess of five years, (b) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction, (c) the lease secures or relates to industrial revenue or pollution control bonds, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (e) the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased. In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (in-cluding the Debt Securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the then applicable optional redemption price thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt volun-tarily retired within 180 days after such sale.

Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders.

Certain Definitions
"Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of main-tenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

"Consolidated Net Assets" means total assets after deducting therefrom all cur-rent liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

"Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and
(ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting princi-ples (such rental obligations to be included as Funded Debt at the amount so capitalized).

"Person" means any individual, corporation, partnership, joint venture, associ-ation, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Principal Property" means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any deprecia-tion reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (i) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by the Company as an entirety or (ii) any portion of a par-ticular property which is similarly found not to be of material importance to the use or operation of such property.

"Restricted Subsidiary" means a Subsidiary of the Company (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (ii) which owns a Principal Property, but does not include a Subsidiary of the Company engaged primarily in the development and sale or financing of real property.

MERGER AND CONSOLIDATION

The Company covenants that it will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Com-pany or another Person that assumes the Company's obligations on the Debt Secu-rities and under the Indenture and, after giving effect to such transaction, the Company or the successor Person would not be in default under the Inden-ture.

EVENTS OF DEFAULT

The Indenture defines "Events of Default" with respect to the Debt Securities of any series as being one of the following events: (i) default in the payment of any installment of interest on that series for 30 days after becoming due;
(ii) default in the payment of principal (or premium, if any) on that series when due; (iii) default in the performance of any other covenant with respect to the Debt Securities of that series or in the Indenture (other than a cove-nant included in the Indenture solely for the benefit of any series of Debt Securities other than that series) continued for 90 days after notice; (iv) certain events of bankruptcy, insolvency or reorganization; and (v) any other Event of Default provided with respect to Debt Securities of that series. The Indenture contains no Events of Default or other provisions which specifically afford holders of the Debt Securities protection in the event of a highly leveraged transaction.

If an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the Prospectus Sup-plement relating to such series) of the Debt Securities of such series and the accrued interest thereon, if any, to be due and payable. The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default known to a Responsible Officer of the Trustee, give the Holders of Debt Securities notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any Debt Secu-rity, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the Holders of Debt Securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Debt Securities of that series then outstanding, by written notice to the Company and the Trustee, may, in certain circumstances, rescind and annul such declaration.

The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowl-edge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

The Holders of a majority in principal amount of the outstanding Debt Securi-ties of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive cer-tain defaults with respect thereto. The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they first shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

MODIFICATION OF THE INDENTURE AND WAIVER

The Indenture provides that the Company and the Trustee may enter into supple-mental indentures without the consent of the Holders to: (a) evidence the assumption by a successor corporation of the obligations of the Company, (b) add covenants for the protection of the Holders of Debt Securities, (c) add any additional Events of Default, (d) cure any ambiguity or correct any inconsis-tency in such Indenture, (e) establish the form or terms of Debt Securities of any series, (f) secure the Securities and related coupons, if any, and (g) evi-dence the acceptance of appointment by a successor trustee.

With certain exceptions, the Indenture may be modified or amended with the con-sent of the Holders of not less than a majority in principal amount of the out-standing Debt Securities of each series affected by the modification; provided, however, that no such modification or amendment may be made, without the con-sent of the holder of each Debt Security affected, which would, among other things, (i) reduce the principal amount of or the interest on any Debt Secu-rity, change the stated maturity of the principal of, or any installment of interest on, any Debt Security or the other terms of payment thereof, (ii) reduce the above-stated percentage of Debt Securities, the consent of the Holders of which is required to modify or amend the Indenture, or the per-centage of Debt Securities of any series, the consent of the Holders of which is required to waive certain past defaults or (iii) change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.2 of the Indenture.

The Holders of at least a majority in principal amount of the Debt Securities of each series outstanding may, on behalf of the Holders of all the Debt Secu-rities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture, unless a greater percentage of such principal amount is specified in the applicable Pro-spectus Supplement. The Holders of not less than a majority in principal amount of the Debt Securities of each series outstanding may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture, except a default (a) in the payment of principal of (and premium, if any) or any interest on any Debt Security of such series, and (b) in respect of a cove-nant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Debt Security of such series outstanding affected.

DEFEASANCE AND DISCHARGE

The Indenture provides that the Company may specify that, with respect to the Debt Securities of a certain series, it will be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the Debt Securities of a certain series, to pay the principal of (and premium, if any) and inter-est, if any, on such specified Debt Securities) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such Debt Securities on the stated maturity of such pay-ments in accordance with the terms of the Indenture and such Debt Securities. If so specified with respect to the Debt Securities of a series, such a trust may only be established if establishment of the trust would not cause the Debt Securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of Debt Securities, such establishment of such a trust may be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to Holders of such Debt Securities. The designation of such provisions, U.S.Federal income tax conse-quences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

CONCERNING THE TRUSTEE

Bankers Trust Company is the Trustee under the Indenture and has been appointed by the Company as initial Security Registrar with regard to the Debt Securi-ties.

The Trustee acts as fiscal agent for the Company for several debt offerings inside the United States and performs other services for the Company in the normal course of its business.

                              PLAN OF DISTRIBUTION

GENERAL

The Company may sell Offered Debt Securities (i) to or through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the 1933 Act. The Pro-spectus Supplement relating to the Offered Debt Securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

If underwriters are used in the sale, the Offered Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Offered Debt Secu-rities may be offered to the public either through underwriting syndicates rep-resented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obli-gations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Offered Debt Securi-ties may be entitled to indemnification or contribution by the Company against certain liabilities, including liabilities under the 1933 Act.

The specific terms and manner of sale of Offered Debt Securities will be set forth or summarized in the Prospectus Supplement.

If so indicated in the Prospectus Supplement, the Company will authorize under-writers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pur-suant to contracts providing for payment and delivery on a future date. Insti-tutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to acceptance by the Company. The obligations of any purchaser under any such con-tracts will be subject to the condition that the purchase of Offered Debt Secu-rities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

Each series of Offered Debt Securities will be a new issue with no established trading market. Any underwriters to whom Offered Debt Securities are sold by the Company for public offering and sale may make a market in such Offered Debt Securities, but such underwriters will not be obligated to do so and may dis-continue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Debt Securi-ties.

                                 LEGAL OPINIONS

The validity of the Offered Debt Securities will be passed upon for the Company by John M. Coleman, Senior Vice President-Law and Public Affairs of the Com-pany, and for the underwriters, dealers or agents, if any, by counsel to be specified in the Prospectus Supplement. Mr. Coleman owns beneficially approxi-mately 12,797 shares of the Company's common stock. He holds options to pur-chase 69,850 additional shares of the Company's common stock that were granted to Mr. Coleman pursuant to the Company's 1984 Long-Term Incentive Plan and he holds options to purchase 59,025 additional shares of the Company's common stock granted to him pursuant to the Company's 1994 Long-Term Incentive Plan.

                                    EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Campbell Soup Company for the fiscal year ended July 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Pace Foods, Ltd. for the year ended December 31, 1994, appearing in the Campbell Soup Com-pany Current Report on Form 8-K dated September 3, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial state-ments referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

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 NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION
OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURIS-DICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PRO-SPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                  -----------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Recent Developments........................................................ S-2
Use of Proceeds............................................................ S-2
Aggregate Indebtedness..................................................... S-2
Ratio of Earnings to Fixed Charges......................................... S-3
Description of Notes....................................................... S-4
Underwriting............................................................... S-7
Legal Opinions............................................................. S-8
Experts.................................................................... S-8

                                   PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Description of Debt Securities.............................................   4
Plan of Distribution.......................................................  10
Legal Opinions.............................................................  10
Experts....................................................................  11

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                                  $300,000,000
                                      LOGO
                             Campbell Soup Company

                        4.75% NOTES DUE OCTOBER 1, 2003
                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                              GOLDMAN, SACHS & CO.

                             CHASE SECURITIES INC.

                               J.P. MORGAN & CO.

                              SALOMON SMITH BARNEY

                            WARBURG DILLON READ LLC


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